Exhibit 10.3
CONSULTING AGREEMENT
This Consulting Agreement (the “Agreement”) is made effective as of March 10, 2023 (the “Effective Date”), by and between Eiger BioPharmaceuticals, Inc., a Delaware corporation, with a business address at 2155 Park Boulevard, Palo Alto, CA 94306 (the “Company”) and Danforth Advisors, LLC, a Massachusetts limited liability company, with its principal place of business being 91 Middle Road, Southborough, MA 01772 (“Danforth”). The Company and Danforth are herein sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company is a commercial-stage biopharmaceutical company focused on the development of therapies to treat and cure Hepatitis Delta Virus; and

WHEREAS, Danforth has expertise in financial and corporate operations and strategy; and

WHEREAS, Danforth desires to serve as an independent consultant for the purpose of providing the Company with certain strategic and financial advice and support services, using personnel described in Exhibit A attached hereto (the “Services”); and

WHEREAS, the Company wishes to engage Danforth on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which are hereby acknowledged, the Parties agree and covenant as follows.
1.Services of Consultant. Danforth agrees to provide the Services described in Exhibit A attached hereto, which shall be provided by Danforth’s employees or contracted agents (the “Danforth Personnel”). Danforth and the Company will review the Services on a monthly basis to determine appropriate staffing requirements for the Services (the “Review Meeting”). Company shall have the right to request changes to the Danforth Personnel at any time in writing. If Company makes a written request, Danforth shall change such Danforth Personnel subject to the Company’s right of pre-approval.
2.Compensation for Services. In full consideration of Danforth’s full, prompt and faithful performance of the Services, the Company shall pay Danforth a consulting fee more fully described in Exhibit A (the “Consulting Fee”). Danforth shall, from time to time, but not more frequently than twice per calendar month, invoice the Company for Services rendered, and such invoice will be paid upon 15 days of receipt. The Parties shall evaluate jointly the current fee structure at the Review Meeting, and upon mutual agreement, may change such fee structure. Additionally, Danforth reserves the right to an annual increase in rates set forth in Exhibit A of up to 10%, effective January 1 of each year. Upon termination of this Agreement pursuant to Section 3, no compensation or benefits of any kind as described in this Section 2 shall be payable or issuable to Danforth after the effective date of such termination. In addition to payment for Services, the Company will reimburse Danforth for reasonable out-of-pocket business expenses, including but not limited to travel and parking, incurred by Danforth in performing the Services hereunder, upon submission by Danforth of supporting documentation reasonably acceptable to the Company. Any such accrued expenses in any given three (3) month period that exceed $1,000 shall be submitted to the Company for its prior written approval.

All Danforth invoices and billing matters should be addressed to:

Company Accounts Payable Contact:

    Name:            Eiger BioPharmaceuticals, Inc.
    Title:            Attn: Accounts Payable
    Address:            2155 Park Boulevard
                Palo Alto, CA 94306
    Phone:            650-272-6138
    E-mail:            [*]

    All Company payments and billing inquiries should be addressed to:

    Danforth Accounting:        [*]
                [*]
                Danforth Advisors
                P.O. Box 335
                Southborough, MA 01772

3.Term and Termination. This Agreement will commence on the Effective Date and will continue until such time as either Party has given notice of termination pursuant to this Section 3 (the “Term”). This Agreement may be terminated by either Party hereto: (a) with Cause (as defined below) immediately in the event the breaching Party and has failed to cure such breach within 30 days; or (b) without Cause upon 60 days prior written notice to the other Party and payment of all amounts due and owing hereunder as of the date of termination; or (c) immediately in the event of the commission of any act of fraud or embezzlement. For purposes of this Section 3, “Cause” shall include a breach of the terms of this Agreement which is not cured within 30 days of written notice of such default. The provisions of Sections 7, 9, 10, 13 and 22 will survive the termination of this Agreement.

4.Time Commitment. Danforth will devote such time to perform the Services under this Agreement as is required to perform and complete the Services. Danforth does not guarantee time and materials estimates in any way and such estimates are not fixed prices. Danforth will notify the Company as soon as practicable if an estimate will be exceeded.

5.Place of Performance. Danforth will perform the Services at such locations upon which the Company and Danforth may mutually agree. Danforth will not, without the prior written consent of the Company, perform any of the Services at any facility or in any manner that might give anyone other than the Company any rights to or allow for disclosure of any Confidential Information (as defined below).

6.Compliance with Policies and Guidelines. Danforth will perform the Services in accordance with all rules or policies adopted by the Company that the Company discloses in writing to Danforth.

7.Confidential Information. Danforth acknowledges and agrees that during the course of performing the Services, the Company may furnish, disclose or make available to Danforth information, including, but not limited to, material, compilations, data, formulae, models, patent disclosures, procedures, processes, business plans, projections, protocols, results of experimentation and testing, specifications, strategies and techniques, and all tangible and intangible embodiments thereof of any kind whatsoever (including, but not limited to, any apparatus, biological or chemical materials, animals, cells, compositions, documents, drawings, machinery, patent applications, records and reports)

of Company or its subsidiaries or affiliates, which is owned or controlled by the Company and is marked or designated as confidential at the time of disclosure or that a reasonable person would consider to be confidential information (collectively the “Confidential Information”). Danforth acknowledges that the Confidential Information or any part thereof is the exclusive property of the Company. Danforth further agrees to take all reasonable and necessary steps to ensure that the Confidential Information, and any part thereof, shall not be disclosed or issued to its affiliates, agents or employees, unless such affiliates, agents, or employees are bound by terms of confidentiality sufficiently similar to those set forth in this Section 7. Danforth shall treat all of Company’s Confidential Information with the same degree of care as Danforth accords to Danforth’s own confidential and proprietary information, but not less than reasonable care. Danforth agrees that during the term of this Agreement and thereafter it will not use or permit the use of Company’s Confidential Information in any manner or for any purpose not expressly set forth in this Agreement and Company’s Confidential Information shall not be disclosed to any third party without first obtaining the written consent of the Company. Pursuant to the Defend Trade Secrets Act of 2016, Danforth acknowledges that Danforth will not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Danforth files a lawsuit for retaliation by Company for reporting a suspected violation of law, Danforth may disclose the trade secret to its attorney and may use the trade secret information in the court proceeding, if Danforth (i) files any document containing the trade secret under seal and (ii) does not disclose the trade secret, except pursuant to court order. Danforth shall notify Company in writing of any breach, unauthorized use, disclosure, misuse, or misappropriation of Company’s Confidential Information within two (2) business days.

8.Use of Name and Logo. The Company agrees to permit the use of its name and logo in a roster of Danforth clients, which may appear on the Danforth website and in its marketing materials.
9.Intellectual Property. Danforth agrees that all ideas, inventions, discoveries, creations, manuscripts, properties, innovations, improvements, know-how, designs, developments, apparatus, techniques, methods, and formulae that Danforth conceives, makes, develops or improves as a result of performing the Services, whether or not reduced to practice and whether or not patentable, alone or in conjunction with any other party and whether or not at the request or upon the suggestion of the Company (all of the foregoing being hereinafter collectively referred to as the “Inventions”), shall be the sole and exclusive property of the Company. To the extent that any of the Inventions do not constitute a “work made for hire”, Danforth hereby irrevocably assigns, and shall cause Danforth Personnel to irrevocably assign to Company at the Company’s sole cost and expense, all right, title, and interest throughout the world in and to the Inventions, including all intellectual property rights therein. Danforth shall cause Danforth Personnel to irrevocably waive, to the extent permitted by applicable law, any and all claims such Danforth Personnel may now or hereafter have in any jurisdiction to so-called “moral rights” or rights of droit moral with respect to the Inventions. Upon the reasonable request of Company and at the Company’s sole cost and expense, Danforth shall, and shall cause Danforth Personnel to, promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist Company to prosecute, register, perfect, or record its rights in or to any Inventions

10.Non-Solicitation. All Danforth Personnel representing Danforth are employees or contracted agents of Danforth. Accordingly, they are not retainable as employees or contractors by the Company and the Company hereby agrees not to solicit, hire or retain their services for so long as they are employees or contracted agents of Danforth and for one year thereafter. Should the Company violate this restriction, it agrees to pay Danforth liquidated damages equal to fifty percent (50%) of the employee’s starting annual base salary and target annual bonus for each Danforth contracted agent hired by the Company in violation of this Agreement plus, in the event of a successful resolution of a dispute in Danforth’s favor, Danforth’s reasonable attorneys’ fees and costs incurred in enforcing this Agreement should the Company fail or refuse to pay the liquidated damages amount in full within 30 days following its violation. For purposes herein, “solicit” does not include broad-based recruiting efforts, including, without limitation, help wanted advertising and posting of open positions on a party’s internet site.
11.Placement Services. In the event that Danforth refers a potential employee to the Company and that individual is hired, Danforth shall receive a fee equal to 30% of the employee’s starting annual base salary and target annual bonus. This fee is due and owing whether an individual is hired, directly or indirectly on a permanent basis or on a contract or consulting basis by the Company, as a result of Danforth’s efforts within one year of the date applicant(s) are submitted to the Company. Such payment is due within 30 days of the employee’s start date.

12.Limited Warranty. Danforth represents and warrants that (a) it will perform Services in accordance with (i) the terms of this Agreement and any timelines agreed upon by the Parties, and (ii) all applicable industry standards and all applicable laws, regulations, rules and guidelines; and (b) Danforth and Danforth Personnel or any other person used by Danforth to perform Services has not been (i) debarred, convicted, or is subject to a pending debarment or conviction, pursuant to the United States Food, Drug and Cosmetic Act, or (ii) listed by any government or regulatory agencies as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs, or excluded, debarred, suspended or otherwise made ineligible to participate in any such program. Except for any express warranties stated herein, the Services are provided on an "as is" basis, and the Company disclaims any and all other warranties, conditions, or representations (express, implied, oral or written), relating to the Services or any part thereof. Further, in performing the Services, Danforth is not engaged to disclose illegal acts, including fraud or defalcations, which may have taken place. The foregoing notwithstanding, Danforth will promptly notify the Company if Danforth becomes aware of any such illegal acts during the performance of the Services. Because the Services do not constitute an examination in accordance with standards established by the American Institute of Certified Public Accountants (the “AICPA”), Danforth is precluded from expressing an opinion as to whether financial statements provided by the Company are in conformity with generally accepted accounting principles or any other standards or guidelines promulgated by the AICPA, or whether the underlying financial and other data provide a reasonable basis for the statements.

13.Indemnification. Each Party hereto agrees to indemnify, defend, and hold the other Party hereto, its directors, officers, agents and employees harmless against any and all losses, third party claims actions, damages, liabilities, penalties, costs and expenses (including reasonable attorneys’ fees and court costs) (collectively, “Damages”) resulting from any claim or lawsuit brought by a third party arising out of material breach of this Agreement by the other Party (“Claim”). . Further, the Company shall indemnify and hold harmless Danforth against any claims, losses, damages or liabilities (or actions in respect thereof) that arise out of or are based on the Services performed hereunder, except for any such claims, losses, damages or liabilities arising out of the gross negligence or willful misconduct of Danforth or any of its subcontractors. Furthermore, during the Term of this Agreement, if the Company desires that Danforth provide treasury services, the Company shall obtain and maintain a Crime and Cyber Insurance Policy that includes coverage for "Social Engineering" claims and extends coverage to Danforth.

14.D&O Insurance. The Company shall specifically include and cover, as a benefit for their protection, Danforth staff serving as directors or officers of the Company or affiliates from time to time with direct coverage as named insureds under the Company’s policy for directors’ and officers’ (“D&O”) insurance. The Company will maintain such D&O insurance coverage for the period through which claims can be made against such persons. The Company disclaims a right to distribution from the D&O insurance coverage with respect to such persons. In the event that the Company is unable to include Danforth under the Company’s policy or does not have first dollar coverage acceptable to Danforth in effect for at least $5 million (e.g., such policy is not reserved based on actions that have been or are expected to be filed against officers and directors alleging prior acts that may give rise to a claim), Danforth may, at its option, attempt to purchase a separate D&O policy that will cover the Danforth staff only. The cost of same shall be invoiced to the Company as an out -of -pocket cash expense. If Danforth is unable to purchase such D&O insurance, then Danforth reserves the right to terminate the Agreement upon thirty (30) days written notice.

15.Independent Contractor. Danforth is not, nor shall Danforth be deemed to be at any time during the term of this Agreement, an employee of the Company, and therefore Danforth shall not be entitled to any benefits provided by the Company to its employees, if applicable. Danforth’s status and relationship with the Company shall be that of an independent contractor and consultant. Danforth shall not state or imply, directly or indirectly, that Danforth is empowered to bind the Company without the Company's prior written consent. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the parties. Danforth will be solely responsible for payment of all charges and taxes arising from his or her relationship to the Company as a consultant. Except as expressly provided herein, nothing in this Agreement shall preclude Danforth from consulting for or being employed by any other person or entity.
16.Records. Within five (5) business days upon termination of Danforth’s relationship with the Company or any request by Company, Danforth shall deliver or destroy, at Company’s option, any Company property, materials, or Confidential Information of the Company relating to the Services which may be in its possession including products, project plans, materials, memoranda, notes, records, reports, laboratory notebooks, or other documents or photocopies and any such information stored using electronic medium. Danforth will provide Company a written certification of Danforth’s compliance with Danforth’s obligations under this Section. Danforth will provide Company a written certification of Danforth’s compliance with Danforth’s obligations under this Section.
17.Notices. Any notice under this Agreement shall be in writing (except in the case of verbal communications, emails and teleconferences updating either Party as to the status of work hereunder) and shall be deemed delivered upon personal delivery, one day after being sent via a reputable nationwide overnight courier service or two days after deposit in the mail or on the next business day following transmittal via facsimile. Notices under this Agreement shall be sent to the following representatives of the Parties:
If to the Company:

    Name:        Eiger BioPharmaceuticals, Inc.
    Title:        Attn: Legal Department
    Address:        2155 Park Boulevard
            Palo Alto, CA 94306
    E-mail:        [*]

    If to Danforth:

    Name:        [*]
    Title:        Managing Director
    Address:        [*]
    Phone:        [*]
    E-mail:        [*]
18.Assignment and Successors. This Agreement may not be assigned by a Party without the prior written consent of the other which consent shall not be unreasonably withheld, except that each Party may assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, to any of its Affiliates, to any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation of such Party with or into such corporation.
19.Force Majeure. Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of either Party. In the event of such force majeure, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.
20.Headings. The Section headings are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
21.Integration; Severability. This Agreement is the sole agreement with respect to the subject matter hereof and shall supersede all other agreements and understandings between the Parties with respect to the same. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of the Agreement shall not be affected.
22.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding choice of law principles. The Parties agree that any action or proceeding arising out of or related in any way to this Agreement shall be brought solely in a Federal or State court of competent jurisdiction sitting in the State of Delaware.
23.Amendments and Waivers. This Agreement may be amended or supplemented only by a written instrument duly executed by each of the Parties. No provision of this Agreement may be waived except by a written instrument signed by the Party hereto sought to be bound. No failure or delay by any Party in exercising any right or remedy hereunder or under applicable law will operate as a waiver thereof, and a waiver of a particular right or remedy on one occasion will not be deemed a waiver of any other light or remedy, or a waiver on any subsequent occasion.
24.Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
If you are in agreement with the foregoing, please sign where indicated below, whereupon this Agreement shall become effective as of the Effective Date.
DANFORTH ADVISORS, LLC            EIGER BIOPHARMACEUTICALS,
                            INC.

By: /s/ Chris Connors___________            By: /s/ David Apelian______________
Name:    Chris Connors                    Print Name: David Apelian
Title:    Chief Executive Officer            Title: Chief Executive Officer
Date: 3/15/2023                    Date: 3/14/2023

EXHIBIT A

1.Description of Services and Schedule of Fees
[*]

2.Description of CBO Services and Schedule of Fees

[*]